Exhibit 99.1

PRESS RELEASE	Contact:	Victor M. Perez, CFO
Investor Relations
713-369-0550
ALLIS-CHALMERS ANNOUNCES AMENDMENT
TO ITS REVOLVING CREDIT AGREEMENT
HOUSTON, TX — April 9, 2009 — BUSINESS WIRE — Allis-Chalmers Energy Inc. (NYSE: ALY) today announced that it has executed an amendment to its $90 million revolving credit agreement. The amendment relaxes the leverage and the interest coverage covenants as follows:
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The maximum permitted leverage ratio, which is defined as the ratio of consolidated funded debt to EBITDA (Earnings Before Interest Taxes Depreciation and Amortization) for the prior four quarters, was increased to 4.75 to 1 for each quarter through June 30, 2010, from the previous covenant of 4.00 to 1. The maximum leverage ratio covenant decreases to 4.00 to 1 as of September 30, 2010.

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The minimum required interest coverage ratio, which is defined as the ratio of consolidated EBITDA to consolidated interest expense for the previous four quarters, was decreased to 2.00 to 1 for each quarter through June 30, 2010, from the previous covenant of 2.75 to 1. The minimum interest coverage ratio increases to 2.75 to 1 as of September 30, 2010.

In addition, permitted maximum capital expenditures was reduced to $85 million for 2009 compared to the previous limit of $120 million. The lower limit is consistent with the company’s reduced capital expenditure plans for 2009.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer stated, “We are in compliance with all our debt agreements. However, in this challenging environment we wanted to proactively modify certain financial covenants in our bank revolver to provide additional flexibility. For the twelve months ended December 31, 2008, our actual leverage ratio as defined in the credit agreement was 3.14, while our actual interest coverage ratio was 3.96. Currently, we have $38.5 million in outstanding borrowings and $5.1 million in outstanding letters of credit under our $90 million revolver. We are focused on reducing our borrowings and also expect to reduce our requirement for letters of credit. We appreciate the support and the relationships we have with our banks.”

About Allis-Chalmers
Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield services company. We provide services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Wyoming, Arkansas, West Virginia, offshore in the Gulf of Mexico, and internationally, primarily in Argentina, Brazil and Mexico. Allis-Chalmers provides directional drilling services, casing and tubing services, underbalanced drilling, production and workover services with coiled tubing units, rental of drill pipe and blow-out prevention equipment, and international drilling and workover services. For more information, visit our website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.